Exhibit 5.1

February 21, 2007

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Ladies and Gentlemen:

I am Assistant General Counsel—Corporate and Financial Law of The Dow Chemical Company, a Delaware corporation (the “Company”). I have supervised the legal and corporate proceedings of the Company in connection with the filing of the Registration Statement on Form S-3 filed on the date hereof and the proposed issuance from time to time of the following types of securities:

1. the Company’s common stock, par value $2.50 per share (the “Common Stock”);

2. the Company’s preferred stock, par value $1.00 per share (the “Preferred Stock”);

3. the Company’s senior debt securities (the “Senior Debt Securities”), which would be issued under an indenture (the “Senior Indenture”) to be entered into between the Company and The Bank of New York Trust Company, N.A. as trustee;

4. the Company’s subordinated debt securities (the “Subordinated Debt Securities”), which would be issued under an indenture (the “Subordinated Indenture”) to be entered into between the Company and The Bank of New York Trust Company, N.A. as trustee;

5. stock purchase contracts (“Stock Purchase Contracts”) for the purchase of shares of Common Stock; and

6. stock purchase units (“Stock Purchase Units”) consisting of one or more Stock Purchase Contracts and either Debt Securities or Preferred Stock or debt obligations of third parties (the Common Stock, Preferred Stock, Debt Securities, Stock Purchase Contracts and Stock Purchase Units may be referred to collectively as the “Company Securities”).

The Company’s board of directors has taken and will take from time to time corporate action relating to the issuance of the Company Securities (the “Corporate Proceedings”). Certain terms of the Senior Debt Securities, Subordinated Debt Securities, Stock Purchase Contracts and Stock Purchase Units may be established by certain officers of the Company who will be authorized by the Corporate Proceedings. In rendering the opinions expressed below, I have supervised the examination of (a) the Restated Certificate of Incorporation of the Company and all amendments thereto; (b) the

Bylaws of the Company and all amendments thereto; (c) the Form S-3 Registration Statement filed on the date hereof, pursuant to which the Company Securities are to be registered under the Securities Act of 1933, as amended; (d) resolutions of the board of directors of the Company; and (e) such other documents, corporate records and instruments as I have deemed necessary or advisable for the purpose of this opinion.

Based on the foregoing, and subject to the qualifications hereinafter set forth, it is my opinion that:

(i) the Common Stock to be issued is duly authorized for issuance and, upon completion of the Corporate Proceedings, when issued and delivered in accordance with such Corporate Proceedings will be legally issued, fully paid and non-assessable;

(ii) the Preferred Stock to be issued is duly authorized for issuance and, upon completion of the Corporate Proceedings, when issued and delivered in accordance with such Corporate Proceedings will be legally issued, fully paid and non-assessable;

(iii) assuming the proper execution of the Senior Indenture by all required signatories other than the Company, upon execution of the Senior Indenture by all required signatories, the Senior Indenture will be a valid and binding instrument and, upon the completion of the Corporate Proceedings and the authentication, sale and delivery of the Senior Debt Securities, the Senior Debt Securities will be legal, valid and binding obligations of the Company, entitled to the benefits of the Senior Indenture, including such terms as are established pursuant to the Corporate Proceedings (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity);

(iv) assuming the proper execution of the Subordinated Indenture by all required signatories other than the Company, upon execution of the Subordinated Indenture by all required signatories, the Subordinated Indenture will be a valid and binding instrument and, upon the completion of the Corporate Proceedings and the authentication, sale and delivery of the Subordinated Debt Securities, the Subordinated Debt Securities will be legal, valid and binding obligations of the Company, entitled to the benefits of the Subordinated Indenture, including such terms as are established pursuant to the Corporate Proceedings (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity);

(v) assuming the proper execution of the purchase agreement for the Stock Purchase Contracts (the “Stock Purchase Contract Agreement”) by all required signatories other than the Company, upon execution of the Stock

Purchase Contract Agreement by all required signatories, the Stock Purchase Contract Agreement will be a valid agreement and, upon the completion of the Corporate Proceedings, the Stock Purchase Contracts will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, including such terms as are established pursuant to the Corporate Proceedings (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and

(vi) assuming the proper execution of the purchase agreement for the Stock Purchase Units (the “Stock Purchase Unit Agreement”) by all required signatories other than the Company, upon execution of the Stock Purchase Unit Agreement by all required signatories, the Stock Purchase Unit Agreement will be a valid agreement and, upon the completion of the Corporate Proceedings, the Stock Purchase Units will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, including such terms as are established pursuant to the Corporate Proceedings (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

I do not express any opinion concerning matters under or involving any law other than the law of the State of Michigan, the law of the State of New York, the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Statutes and the Delaware Constitution and reported judicial decisions interpreting those laws) and applicable federal law of the United States of America. The opinions expressed in this letter are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision, or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Form S-3 Registration Statement and to the reference to me under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Kenneth D. Isley
Kenneth D. Isley
Assistant General Counsel—Corporate and Financial Law